Exhibit 4.6

FORM OF

EXTRACTION OIL & GAS, INC.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

(For Directors)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the       day of                  , 2016 (the “Date of Grant”), between EXTRACTION OIL & GAS, INC., a Delaware corporation (the “Company”), and                              (the “Grantee”).

To carry out the purposes of the EXTRACTION OIL & GAS, INC. 2016 LONG-TERM INCENTIVE PLAN (the “Plan”), by granting the Grantee an award as set forth below, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and the Grantee hereby agree as follows:

1.                                      Grant of RSUs.  The Company hereby makes a grant of restricted stock units with respect to              shares of the Company’s common stock (“Common Stock”), par value $0.01 per share (the “Restricted Stock Units” or “RSUs”), with each Restricted Stock Unit granted hereunder relating to one share of Common Stock, on the terms and conditions set forth herein and in the Plan.  The Grantee acknowledges receipt of a copy of the Plan and agrees that the terms and provisions of the Plan are incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.                                      Restricted Stock Units.  By acceptance of this Restricted Stock Unit award, the Grantee agrees with respect thereto as follows:

(a)                                 Forfeiture Restrictions.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event the Grantee ceases to serve as a member of the Company’s Board of Directors (“Director”), the Grantee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon cessation of service as provided in this Section 3(a) in the preceding sentence are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b)                                 Lapse of Forfeiture Restrictions (Vesting).  Provided that the Grantee has continuously served as a Director of the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Percentage of Total Number
of RSUs as to Which
Lapse (Vesting) Date	Forfeiture Restrictions Lapse
[	%]

The foregoing vesting schedule notwithstanding, if the Grantee’s continuous service as a Director of the Company terminates for any reason at any time before all of his or her Restricted Stock Units have vested, the Grantee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of continuous service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

(c)                               Payments.  Subject to Section 4 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than March 15 following the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall deliver to the Grantee with respect to each share of the Common Stock covered by each such Restricted Stock Unit one share of Common Stock in cancellation for the Restricted Stock Units that are vested as of such date.  The Company, in its sole discretion, may elect to deliver the shares of Common Stock in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws.  The Grantee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on the Grantee’s behalf.

(d)                                 Rights as a Stockholder; Dividend Equivalents.  The Restricted Stock Units represent an unsecured and unfunded right to receive a payment in shares of Common Stock, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan.  Accordingly, the Grantee will have no rights as a stockholder with respect to any shares of Common Stock covered by this Agreement until the Restricted Stock Units vest and the shares of Common Stock are issued by the Company and are deposited in the Grantee’s account at a transfer agent or other custodian selected by the Committee, or are issued to the Grantee with respect to those vested Restricted Stock Units.  The Grantee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

(e)                               Corporate Acts.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

3.                                      Tax Liability and Withholding of Tax.  As a condition to any payment made in satisfaction of this award, the Company may withhold, or require the Grantee to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state, or local law in connection with the receipt of the Restricted Stock Units (or any dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the receipt of the Restricted Stock Units (or any dividend equivalents related thereto), the lapse of any Forfeiture Restrictions or the subsequent sale of any shares of Common Stock and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

4.                                      Compliance with Law.  The receipt of the Restricted Stock Units or the lapse of any Forfeiture Restrictions and payments in connection therewith shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.  No shares of Common Stock shall be issued in payment for any Restricted Stock Unit (if applicable) unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

5.                                      Service as a Director.  Nothing in the adoption of the Plan, nor the award of these Restricted Stock Units pursuant to this Agreement, shall confer upon the Grantee any right to be retained as a Director or in any other capacity, or affect in any way the right of the Company to terminate such service at any time.

6.                                      Acknowledgements Regarding Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

7.                                      Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Grantee, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Grantee at the last address the Grantee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

9.                                      Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the

Restricted Stock Units granted hereby.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Grantee shall be effective only if it is in writing and signed by both the Grantee and an authorized officer of the Company.

10.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Grantee has executed this Agreement, all as of the date first above written.

EXTRACTION OIL & GAS, INC.

By:

Name:

Title:

GRANTEE